Exhibit 99.1

Footnotes to Form 4

(1) On May 7, 2024, Agiliti, Inc. (the “Company”), completed its merger with Apex Intermediate Holdco, Inc. (“Parent”), and Apex Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation” and such merger, the “Merger”). Immediately prior to the Merger, THL Agiliti LLC (“THL Agiliti”) contributed all of its shares of common stock of the Company to Parent, pursuant to the Contribution Agreement, dated as of May 6, 2024, by and among the Company, Parent, THL Agiliti and Thomas J. Leonard.

(2) This report is being filed by the following reporting persons: THL Agiliti, THL Equity Fund VIII Investors (Agiliti), L.P. (“THL Agiliti VIII”), FS Sponsor LLC (“Sponsor”), Scott M. Sperling, Michael A. Bell, Joshua M. Nelson and Megan M. Preiner. This Form 4 is in two parts and is jointly filed with the reporting persons in both parts (collectively, the “Reporting Persons”). See Remarks.

(3) Voting and investment determinations with respect to the securities held by THL Agiliti listed in this report are made by unanimous consent of its members. Sponsor is a member of THL Agiliti. THL Holdco, LLC (“Holdco”) is the managing member of Thomas H. Lee Advisors, LLC, which is the general partner of Thomas H. Lee Partners, L.P. (“THL Partners”), which in turn is the sole member of THL Equity Advisors VIII, LLC (“Equity Advisors”). Equity Advisors is the general partner of THL Agiliti VIII. Voting and investment determinations with respect to the securities beneficially owned by Holdco listed in this report are made by a management committee.

(4) Each of the Reporting Persons disclaims beneficial ownership of the securities listed in this report, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for the purpose of Section 16 or for any other purpose, except to the extent of such Reporting Person’s pecuniary interest therein.